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                                                                    EXHIBIT 3.3


                  AMENDED AND RESTATED ARTICLES OF INCORPORATION OF
                          AMERICAN SAVINGS BANK OF DANVILLE


    SECTION 1. CORPORATE TITLE. The full corporate title of the savings bank is American Savings Bank of Danville ("Savings Bank").

    SECTION 2. OFFICE. The home office of the Savings Bank shall be located at 714 North Vermilion Street, in the city of Danville, County of Vermilion, State of Illinois.

    SECTION 3.  DURATION.  The duration of the Savings Bank is perpetual.

    SECTION 4. PURPOSE AND POWERS. The purpose of the Savings Bank is to pursue any or all of the lawful objectives of an Illinois savings bank chartered under the Illinois Savings Bank Act (the "Act"), including, but not limited to, taking of an unlimited dollar amount of deposits and the making of loans, and to exercise all the express, implied and incidental powers conferred thereby and by all acts amendatory thereof and supplemental thereto, subject to the Constitution and laws of the United States as they are now in effect, or as they may hereafter be amended, and subject to all lawful and applicable rules, regulations and orders of the Commissioner of Banks and Real Estate for the State of Illinois (the "Commissioner").

    SECTION 5. CAPITAL STOCK. The total number of shares of all classes of the capital stock which the Savings Bank has the authority to issue is 1,000,000, all of which shall be common stock of par value of $1.00 per share. The shares may be issued from time to time as authorized by the board of directors without the approval of the stockholders except as otherwise provided in this Section 5 or to the extent that such approval is required by governing law, rule or regulation. The consideration for the issuance of the shares shall be paid in full before their issuance and shall not be less than the par value. Neither promissory notes nor future services shall constitute payment or part payment for the issuance of shares of the Savings Bank. The consideration for the shares shall be cash, tangible or intangible property (to the extent direct investment in such property would be permitted to the Savings Bank), labor, or services actually performed for the Savings Bank or any combination of the foregoing. In the absence of actual fraud in the transaction, the value of such property, labor, or services, as determined by the board of directors of the Savings Bank, shall be conclusive. Upon payment of such consideration, such shares shall be deemed to be fully paid and nonassessable. In the case of a stock dividend, that part of the surplus of the Savings Bank which is transferred to stated capital upon the issuance of shares as a share dividend shall be deemed to be the consideration for their issuance.

    The holders of the common stock shall exclusively possess all voting power. Each holder of shares of common stock shall be entitled to one vote for each share held by such holder. Subject to any provision for a liquidation account, in the event of any liquidation, dissolution, or winding up of the Savings Bank, the holders of the common stock shall be entitled, after payment or provision for payment of all debts and liabilities of the Savings

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Bank, to receive the remaining assets of the Savings Bank available for distribution, in cash or in kind. Each share of common stock shall have the same relative rights as and be identical in all respects with all the other shares of common stock.

    SECTION 6. PREEMPTIVE RIGHTS. Holders of the capital stock of the Savings Bank shall not be entitled to preemptive rights with respect to any shares of the Savings Bank which may be issued.

    SECTION 7. LIQUIDATION ACCOUNT. Pursuant to the requirements of the Act and regulations of the Commissioner, the Savings Bank shall establish and maintain a liquidation account for the benefit of its savings account holders as of July 31, 1995 ("Eligible Account Holders") and December 31, 1996 ("Supplemental Account Holders"). In the event of a complete liquidation of the Savings Bank, it shall comply with such regulations with respect to the amount and the priorities on liquidation of the inchoate interest of each of the Savings Bank's Eligible Account Holders and Supplemental Account Holders in the liquidation account, to the extent it is still in existence; provided, however, that an inchoate interest in the liquidation account shall not entitle such account holder to any voting rights at meetings of the Savings Bank's stockholders.

    SECTION 8. DIRECTORS. The Savings Bank shall be under the direction of a board of directors. The number of directors, as stated in the Savings Bank's bylaws, shall not be fewer than five nor more than 15, except when a greater number is approved by the Commissioner. The initial number of directors shall be five.

    SECTION 9. AMENDMENT OF ARTICLES OF INCORPORATION. Except as otherwise provided by law, no amendment, addition, alteration, change, or repeal of these Articles of Incorporation shall be made, unless such is first proposed by the board of directors of the Savings Bank and thereafter approved by the stockholders by a majority of the total votes eligible to be cast at a legal meeting.

    SECTION 10. CUMULATIVE VOTING LIMITATION. Stockholders shall not be permitted to cumulate their votes for the election of directors.


Dated this ____ day of ___________ 1997.



Attest:_______________________    By:___________________________
                                       Merrill G. Norton
         Secretary                     President and Chief
                                       Executive Officer